Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion by reference in this Amendment No. 1 to the Registration Statement on Form F-3, of our report dated July 31, 2024 within the Form 20-F filed, with respect to our audit of the consolidated financial statements of the Company as of March 31, 2024, and for the year ended March 31, 2024, which is referenced in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

February 18, 2025